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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, Millions of Dollars Except Per Share Amounts)

	FIRST QUARTER
	2008	2007

NET SALES	$1,096.9	$1,062.1

COSTS AND EXPENSES
Cost of sales	681.9	666.8

Gross Margin	415.0	395.3
% to Net Sales	37.8%	37.2%

Selling, general and administrative	279.5	259.0
% to Net Sales	25.5%	24.4%

Operating Margin	135.5	136.3
% to Net Sales	12.4%	12.8%

Other-net	20.7	19.9
Restructuring charges	3.3	4.0

Income from Operations	111.5	112.4

Interest-net	18.4	20.2

EARNINGS BEFORE INCOME TAXES	93.1	92.2
Income taxes	25.1	24.6

NET EARNINGS	$68.0	$67.6

BASIC EARNINGS PER SHARE OF COMMON STOCK	$0.86	$0.82

DILUTED EARNINGS PER SHARE OF COMMON STOCK	$0.85	$0.80

DIVIDENDS PER SHARE	$0.31	$0.30

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	79,025	82,851

Diluted	80,274	84,774

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

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THE STANLEY WORKS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of Dollars)

	March 29, 2008	December 29, 2007
ASSETS
Cash and cash equivalents	$324.8	$240.4
Accounts and notes receivable	891.0	848.4
Inventories	591.6	567.3
Other current assets	91.8	88.0
Assets held for sale	—	24.3

Total current assets	1,899.2	1,768.4

Property, plant and equipment	579.5	569.3
Goodwill and other intangibles	2,274.8	2,252.6
Other assets	201.2	189.6

Total assets	$4,954.7	$4,779.9

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$417.9	$292.8
Accounts payable	532.0	508.6
Accrued expenses	479.6	476.1

Total current liabilities	1,429.5	1,277.5

Long-term debt	1,204.0	1,212.1
Other long-term liabilities	604.6	561.8
Shareowners’ equity	1,716.6	1,728.5

Total liabilities and equity	$4,954.7	$4,779.9

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THE STANLEY WORKS AND SUBSIDIARIES
SUMMARY OF CASH FLOW ACTIVITY
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2008	2007

OPERATING ACTIVITIES
Net earnings	$68.0	$67.6
Depreciation and amortization	40.8	37.2
Changes in working capital	(8.1)	(18.7)
Other	7.0	7.7

Net cash provided by operating activities	107.7	93.8

INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(25.1)	(26.2)
Business acquisitions and asset disposals	(0.5)	(541.4)
Proceeds from long-term borrowings	—	529.7
Cash dividends on common stock	(24.3)	(24.9)
Other	26.6	3.2

Net cash used in investing and financing activities	(23.3)	(59.6)

Increase in Cash and Cash Equivalents	84.4	34.2

Cash and Cash Equivalents, Beginning of Period	240.4	176.6

Cash and Cash Equivalents, End of Period	$324.8	$210.8

Free Cash Flow Computation

Operating Cash Flow	$107.7	$93.8
Less: capital and software expenditures	(25.1)	(26.2)

Free Cash Flow (before dividends)	$82.6	$67.6

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures. The Company believes this is an important measure of its liquidity as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and acquisitions.

The change in working capital is comprised of accounts receivable, inventory and accounts payable.

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THE STANLEY WORKS AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2008	2007
NET SALES
Construction & DIY	$423.2	$423.7
Industrial	335.7	310.7
Security	338.0	327.7

Total	$1,096.9	$1,062.1

SEGMENT PROFIT
Construction & DIY	$50.8	$62.5
Industrial	49.1	45.5
Security	53.3	45.7

Segment Profit	153.2	153.7
Corporate Overhead	(17.7)	(17.4)

Total	$135.5	$136.3

Segment Profit as a Percentage of Net Sales
Construction & DIY	12.0%	14.8%
Industrial	14.6%	14.6%
Security	15.8%	13.9%

Segment Profit	14.0%	14.4%
Corporate Overhead	-1.6%	-1.6%

Total	12.4%	12.8%